Exhibit 10.5

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Dear Supplier,

I’m pleased to inform that Quantum Services Pte Ltd has successfully awarded with the bidding of Tool Install RFQ for 2 years (May 2025-Apr 2027) for below packages.

Package-             Sites:

1.	Heat Trace Package- (full)

The applicable documents pertaining to this award between                 and Quantum Services Pte Ltd.

a)	SOW & TCQ fulfilment.

b)	Quantum Services Pte Ltd -Final quotation submitted.

Please acknowledge this Letter of Award (LOA) via email will do.

As it takes sometimes for our system to generate the PO# of this project, kindly give us your patience. Once the PO is created, it will be sent automatically to Quantum Services Pte Ltd.

Contract Period:

This is a 2 years contract with option of 1 year extension subjected to mutual agreement.

During this contract period, please note the following,

1.	Contractors must ensure compliance with Environmental, Health & Safety (EHS) requirements, including personnel protective equipment (PPE), permit-to-work (PTW), and cleanroom protocols.

2.	The tool installation materials are to be self-managed by suppliers as per Tool Installation Schedule shared with all contractors on weekly basis at no additional costs to This includes but not limited to warehousing, off-site transportation and any warranties to manufacturer due to defects.

3.	The list of tools provided during RFQ is subject to change based on the business plan and the tool install activity are quite dynamic. The supplier cannot claim any MOQ or % of contract value if there is a drop in the tool count.

4.	Any changes to the hook up /prefab/modification/design or other scope please get the stakeholder concern prior to any amendments.

5.	Contractors must adhere to the Tool Install Cost Model and submit monthly claims based on actual job completion.

6.	Claims and payments are by tool basis and can be submitted after all test reports acknowledging job completion and acceptance have been received and accepted by

7.	All the claims should be verified& approved by the supplier cost team (cost admin/project engineer / manager) followed by team before invoice submission in system.

8.	Upon claim approval, invoice to be submitted by tool basis upon tool installation completion.

9.	Claims for the prefab/any other works done for cancellation tools subjected to Management approval.

10.	Standard payment terms: end of the calendar month+60 days.

For the rest of the site/ packages participated, we greatly appreciate your participation in the bidding. However, due to the strong competition in the bidding among the competitors, Quantum Services Pte Ltd was not selected as the awarded supplier.

Nonetheless, hope that we have opportunity to work together for other projects in the future.

Also those packages/sites that you are currently an incumbent but not awarded for future contract period May 2025 to April 2027, kindly help to cooperate for smooth handover to the successor upon direction from the facility team about the transition schedule. We appreciate your services to                   in the current contract period hoping for a good handshake & support to new vendors.

For any further questions and clarification kindly write to us we can arrange an official meeting. ‘

Thanks & Regards,